Exhibit 99.1
May 4, 2022
USD Partners LP Announces First Quarter 2022 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months ended March 31, 2022. Financial highlights with respect to the first quarter of 2022 include the following:
•Generated Net Cash Provided by Operating Activities of $10.7 million, Adjusted EBITDA(1) of $10.0 million and Distributable Cash Flow(1) of $8.4 million
•Reported Net Income of $9.0 million
•Declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis) with approximately 2.4x Distributable Cash Flow Coverage(2)

“We are pleased to announce another eventful quarter at the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “During the first quarter, we announced the acquisition of Hardisty South from USDG as well as the simplification of the Partnership’s financial structure by eliminating its IDRs and economic GP interest. We feel that this was an appropriate step to maintain our momentum in 2022 as we continue to see opportunities for our DRUbit™ by Rail™ network to provide safer and more economic benefits to our customers.”
“The acquisition of Hardisty South is expected to provide the Partnership with a growth platform by which it can realize the accretion and additional long-term commitments that our DRUbit™ by Rail™ network is able to support. Also, simplifying the Partnership’s structure was critical to our growth strategy in further aligning our interests with our unitholders,” added Mr. Borgen. “Consistent with our expectations from the transaction, the Partnership’s board approved another increase to our quarterly cash distribution with respect to the first quarter of $0.0025 per unit.”
Acquisition of Hardisty South
On April 6, 2022, the Partnership announced that it had closed the acquisition of the Hardisty South Terminal assets (“Hardisty South”) from USD Group LLC (“USDG” or the “Sponsor”), and exchanged the Sponsor’s economic general partner interest in the Partnership (“GP Interest”) for a non-economic GP Interest and eliminated the Sponsor’s incentive distribution rights (“IDRs”) in the Partnership for total consideration of $75 million in cash and approximately 5.75 million common units (the “Transaction”). The cash portion of the transaction was funded with borrowings under the Partnership’s $275 million senior secured credit facility.
Today, the Partnership’s combined Hardisty Terminal has the designed takeaway capacity of three and one-half unit trains per day, or approximately 262,500 barrels per day, including the newly-acquired Hardisty South Terminal. The acquisition of the Hardisty South Terminal increases the size, scale and growth capacity of the Partnership’s asset base, while optimizing operational and commercial synergies of the Hardisty Terminal in order to capitalize on the growth benefits associated with the Sponsor’s Diluent Recovery Unit (“DRU”) program.

The Transaction was approved by the Board of Directors of the general partner of the Partnership based on the approval and recommendation of its Conflicts Committee, which consists entirely of independent directors.
Partnership’s First Quarter 2022 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the first quarter of 2022 relative to the same quarter in 2021 were primarily influenced by lower revenue at its Stroud terminal during the quarter. This lower revenue was associated with a decrease in contracted volume commitments at the terminal that became effective August 2021, partially offset by recognizing previously deferred revenue in the current quarter associated with the make-up right options we granted to our customers as compared to a deferral of revenue in the prior year period associated with make-up right options. The Partnership also had lower storage revenue generated by our Casper Terminal associated with the end of one of our customer contracts that occurred in September 2021. Partially offsetting these decreases in revenue was higher revenue at our West Colton Terminal due to the commencement of the renewable diesel contract that occurred in December 2021.
The Partnership experienced higher operating costs during the first quarter of 2022 as compared to the first quarter of 2021 primarily attributable to an increase in operating and maintenance costs at the Hardisty Terminal for increased operational supplies and utilities costs resulting from increased throughput volumes and higher fuel costs. The Partnership also experienced higher selling, general and administrative costs during the current quarter as compared to the first quarter in 2021, mainly due to approximately $0.5 million of legal and consulting fees incurred in the current period related to the aforementioned acquisition of the Hardisty South Terminal.
Net income increased in the first quarter of 2022 as compared to the first quarter of 2021. The impact of the operating factors discussed above to Net income were offset by a larger non-cash gain associated with the Partnership’s interest rate derivatives and lower interest expense incurred during the first quarter of 2022 resulting from lower interest rates and a lower weighted average balance of debt outstanding during the quarter as compared to the first quarter of 2021.
Net Cash Provided by Operating Activities for the quarter decreased 15% relative to the first quarter of 2021, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) decreased by 31% and 33%, respectively, for the quarter relative to the first quarter of 2021. The decrease in Adjusted EBITDA and DCF was primarily a result of the factors discussed above. Adjusted EBITDA and DCF for the three months ended March 31, 2022 include the impact of the aforementioned $0.5 million of transaction expenses incurred during the period associated with our recent drop down acquisition of the Hardisty South Terminal assets. Additionally, DCF was impacted by higher cash paid for taxes, partially offset by a decrease in cash paid for interest and maintenance capital expenditures during the quarter. The Partnership expects to incur between approximately $2.0 million and $2.5 million of additional expenses during the second quarter of 2022 associated with the acquisition.

As of March 31, 2022, the Partnership had approximately $4.5 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $112.0 million on its $275.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the first quarter of 2022, the Partnership had borrowings of $163.0 million outstanding under its revolving credit facility. The Partnership was in compliance with its financial covenants as of March 31, 2022.
Subsequent to March 31, 2022, the Partnership borrowed an additional $75.0 million under the senior secured credit facility to finance the cash portion of the Hardisty South acquisition. As such, the Partnership had outstanding borrowings of $238.0 million as of May 2, 2022 and available undrawn borrowing capacity under our senior secured credit facility of $37.0 million, subject to our continued compliance with financial covenants. Our acquisition of Hardisty South is treated as a Material Acquisition under the terms of our senior secured credit facility. As a result, our borrowing capacity will be limited to 5.0 times our 12-month trailing consolidated EBITDA through December 31, 2022, at which point it will revert to 4.5 times our 12-month trailing consolidated EBITDA.
On April 21, 2022, the Partnership declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis), representing an increase of $0.0025 per unit, or 2.1% over the distribution declared for the fourth quarter of 2021. The distribution is payable on May 13, 2022, to unitholders of record at the close of business on May 4, 2022.
First Quarter 2022 Conference Call Information
The Partnership will host a conference call and webcast regarding first quarter 2022 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, May 5, 2022.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (866) 518-6930 domestically or +1 (203) 518-9797 internationally, conference ID 9626417. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (888) 269-5319 domestically or +1 (402) 220-7322 internationally, conference ID 9626417. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; the acquisition of the Hardisty South Terminal from USDG; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the volatility in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $3.5 million.

USD Partners LP
Consolidated Statements of Operations
For the Three Months Ended March 31, 2022 and 2021
(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021
	(in thousands)
Revenues
Terminalling services	$28,185	$28,105
Terminalling services — related party	655	1,103
Fleet leases — related party	912	984
Fleet services	—	24
Fleet services — related party	299	227
Freight and other reimbursables	78	156
Total revenues	30,129	30,599
Operating costs
Subcontracted rail services	3,252	3,141
Pipeline fees	6,060	6,046
Freight and other reimbursables	78	156
Operating and maintenance	3,034	2,832
Operating and maintenance — related party	2,206	2,090
Selling, general and administrative	3,223	3,056
Selling, general and administrative — related party	2,032	1,677
Depreciation and amortization	5,507	5,471
Total operating costs	25,392	24,469
Operating income	4,737	6,130
Interest expense	1,385	1,735
Gain associated with derivative instruments	(6,084)	(3,076)
Foreign currency transaction loss (gain)	47	(61)
Other income, net	(23)	(20)
Income before income taxes	9,412	7,552
Provision for income taxes	421	224
Net income	$8,991	$7,328

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2022 and 2021
(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021
	(in thousands)

Cash flows from operating activities:
Net income	$8,991	$7,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,507	5,471
Gain associated with derivative instruments	(6,084)	(3,076)
Settlement of derivative contracts	(273)	(264)
Unit based compensation expense	1,237	1,512
Deferred income taxes	144	(18)
Amortization of deferred financing costs	272	207
Changes in operating assets and liabilities:
Accounts receivable	(5,060)	(402)
Accounts receivable — related party	154	(84)
Prepaid expenses, inventory and other assets	2,360	884
Other assets — related party	65	(394)
Accounts payable and accrued expenses	4,034	290
Accounts payable and accrued expenses — related party	906	(25)
Deferred revenue and other liabilities	(1,529)	1,212
Deferred revenue and other liabilities — related party	(16)	4
Net cash provided by operating activities	10,708	12,645
Cash flows from investing activities:
Additions of property and equipment	(135)	(483)
Net cash used in investing activities	(135)	(483)
Cash flows from financing activities:
Distributions	(3,518)	(3,183)
Payments for deferred financing costs	(13)	—
Vested Phantom Units used for payment of participant taxes	(1,052)	(857)
Repayments of long-term debt	(5,000)	(8,000)
Net cash used in financing activities	(9,583)	(12,040)
Effect of exchange rates on cash	21	(95)
Net change in cash, cash equivalents and restricted cash	1,011	27
Cash, cash equivalents and restricted cash – beginning of period	10,923	10,994
Cash, cash equivalents and restricted cash – end of period	$11,934	$11,021

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2022	2021
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$4,495	$3,747
Restricted cash	7,439	7,176
Accounts receivable, net	10,773	5,688
Accounts receivable — related party	2,817	2,953
Prepaid expenses	3,206	3,857
Inventory	1,667	3,027
Other current assets	1,567	129
Other current assets — related party	264	260
Total current assets	32,228	26,837
Property and equipment, net	131,446	133,102
Intangible assets, net	45,734	48,886
Operating lease right-of-use assets	4,214	5,658
Other non-current assets	8,855	4,881
Other non-current assets — related party	2,196	2,227
Total assets	$224,673	$221,591

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$11,527	$7,621
Accounts payable and accrued expenses — related party	2,393	1,486
Deferred revenue	5,850	6,889
Operating lease liabilities, current	3,285	4,674
Other current liabilities	8,011	7,223
Other current liabilities — related party	48	64
Total current liabilities	31,114	27,957
Long-term debt, net	161,275	166,003
Operating lease liabilities, non-current	778	793
Other non-current liabilities	6,297	7,751
Total liabilities	199,464	202,504
Commitments and contingencies
Partners’ capital
Common units	21,835	16,355
General partner units	2,119	2,029
Accumulated other comprehensive income	1,255	703
Total partners’ capital	25,209	19,087
Total liabilities and partners’ capital	$224,673	$221,591

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months Ended March 31, 2022 and 2021
(unaudited)

	For the Three Months Ended
	March 31,
	2022	2021
	(in thousands)

Net cash provided by operating activities	$10,708	$12,645
Add (deduct):
Amortization of deferred financing costs	(272)	(207)
Deferred income taxes	(144)	18
Changes in accounts receivable and other assets	2,481	(4)
Changes in accounts payable and accrued expenses	(4,940)	(265)
Changes in deferred revenue and other liabilities	1,545	(1,216)
Interest expense, net	1,384	1,734
Provision for income taxes	421	224
Foreign currency transaction loss (gain) (1)	47	(61)
Non-cash deferred amounts (2)	(1,225)	1,683
Adjusted EBITDA	10,005	14,551
Add (deduct):
Cash paid for income taxes	(533)	(286)
Cash paid for interest	(1,116)	(1,549)
Maintenance capital expenditures	—	(203)
Distributable cash flow	$8,356	$12,513

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Senior Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com